Exhibit 10.23

Name of Optionee:	[ ]
Number of Shares of Common Stock subject to Option:	[ ]
Price Per Share:	$1.00
Date of Grant:	[ ]

SKY GROWTH HOLDINGS CORPORATION

2012 EQUITY INCENTIVE PLAN

THIS AWARD AND ANY SECURITIES ISSUED UPON EXERCISE OF THIS STOCK OPTION ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET FORTH IN THE MANAGEMENT STOCKHOLDERS’ AGREEMENT.

SKY GROWTH HOLDINGS CORPORATION STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

NON-STATUTORY STOCK OPTION AGREEMENT

This agreement (the “Agreement”) evidences a stock option granted by Sky Growth Holding Corporation (the “Company”) to the optionee set forth above (the “Optionee”), pursuant to and subject to the terms of the Sky Growth Holdings Corporation 2012 Equity Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1. Grant of Stock Option. The Company grants to the Optionee on the date set forth above (the “Date of Grant”) an option (the “Stock Option”) to purchase, on the terms provided herein and in the Plan (including, without limitation, the exercise provisions in Section 6(b)(3) of the Plan), the number of shares of common stock of the Company set forth above (the “Shares”) with an exercise price per Share as set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the Date of Grant.

The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not to be treated as a stock option described in subsection (b) of Section 422 of the Code) and is granted to the Optionee in connection with the Optionee’s Employment by the Company and its qualifying subsidiaries. For purposes of the immediately preceding sentence, “qualifying subsidiary” means a subsidiary of the Company as to which the Company has a “controlling interest” as described in Treas. Reg. §1.409A-1(b)(5)(iii)(E)(1).

2. Meaning of Certain Terms. Except as otherwise defined herein (including for the avoidance of doubt, in Schedule A attached hereto, which is incorporated herein and is a part hereof), all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:

(a)	“Annual EBITDA” means Consolidated EBITDA for the applicable fiscal year.

(b)	“Annual EBITDA Target” has the meaning set forth in Schedule A.

(c)	“Beneficiary” means, in the event of the Optionee’s death, the beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Optionee prior to the Optionee’s death and not subsequently revoked, or, if there is no such designated beneficiary, the Optionee’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Optionee’s death, of an instrument of revocation in form acceptable to the Administrator.

(d)	“Cash Proceeds” means, as of any Determination Date, the cumulative total of all cash and Marketable Securities actually received by the Investors on or before such Determination Date in respect of the Investors Equity Investment, excluding, for the avoidance of doubt, management, consulting, monitoring, advisory or similar fees paid to affiliates of the Investors that are contemplated by the Management Services Agreement dated September 28, 2012 or associated with the termination of such agreement.

(e)	“Change of Control” shall have the meaning set forth in the Management Stockholders’ Agreement.

(f)	“Competitive Activity” means, directly or indirectly, becoming employed by, engaging in business with, serving as an agent or consultant to, becoming a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any person competitive with, or otherwise performing services relating to, the business activities of the Company or its Affiliates at the time of the Optionee’s termination of Employment; provided that if the Optionee is a party to a written agreement containing a non-competition provision in favor of the Company or any subsidiary of the Company, “Competitive Activity” shall mean any action that would constitute a breach of such non-competition provision.

(g)

“Confidential Information” means all information of the Company or its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ trade secrets, but excluding information that (i) is or becomes generally available to the public other than as a result of disclosure directly or indirectly by the Optionee in breach of his or her obligations; (ii) is or becomes available to the Optionee on a non-confidential basis from a source other than the Optionee unless the Optionee knows after due inquiry that such source is prohibited from disclosing the information to the Optionee by a contractual, fiduciary or other legal obligation to the Company or any of its Affiliates; or (iii) is or was independently acquired or developed by the Optionee after the termination of his or her Employment without violating the Optionee’s obligations under this Agreement or any other obligation of confidentiality the Optionee may have to the Company or any of its Affiliates; provided that if the Optionee is a party to a written agreement containing a provision regarding non-disclosure of confidential information in favor of the Company or any subsidiary of the Company, “Confidential Information” shall mean the information described in such provision.

(h)	“Consolidated EBITDA” has the meaning set forth in the Credit Agreement dated as of September 28, 2012 among Sky Growth Acquisition Corporation, Par Pharmaceutical Companies, Inc., Par Pharmaceutical, Inc., Sky Growth Intermediate Holdings II Corporation, Bank of America, N.A., and the other parties thereto.

(i)	“Cumulative EBITDA” means the sum of the Annual EBITDA for the relevant fiscal year and the immediately preceding fiscal year.

(j)	“Cumulative EBITDA Target” has the meaning set forth in Schedule A.

(k)	“Determination Date” means (i) as to any cash received by the Investors in respect of the Investor Shares, the date such cash is actually received, or (ii) as to any Marketable Securities actually received by the Investors in respect of the Investor Shares, the “measurement date” as referred to in Section 2(p) below.

(l)	“Initial Investment” means $698,000,000.

(m)

“Investor Shares” means the shares of the Company’s common stock issued to the Investors, including any stock, securities or other property or interests received by the Investors in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital occurring after the date of issuance.

(n)	“Investors” means TPG Sky, L.P., TPG Sky Co-Invest, L.P. and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates that is or becomes a holder of Company Shares (as such term is defined in the Management Stockholders’ Agreement).

(o)	“Investors Equity Investment” shall mean, as of any Determination Date, the cumulative total of (i) the Initial Investment and (ii) the aggregate other consideration paid by the Investors to acquire Investor Shares, including all related transaction expenses.

(p)	“Marketable Securities” means any equity security (other than Stock or any security issued by the Company in substitution or exchange for such Stock) that is both (i) of a class that includes equity securities that are listed on a national securities exchange and (ii) registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case as of the applicable Determination Date; provided that Marketable Securities shall not include (x) any such equity securities described above to the extent that, and only for so long as, the equity securities of such type or class received by the Investors are subject to a contractual lock-up or similar agreement restricting transferability (y) may not be distributed or resold without volume limitation or other restrictions on transfer under Rule 144 under the Securities Act of 1933, as amended (or any successor provision thereof), including without application of paragraphs (c), (e), (f) and (h) of such Rule 144 or (z) are subject to any other prohibitions or material restrictions on transfer under applicable securities laws (including, for example, the Investors’ possession of material nonpublic information which, if used in purchasing or selling such equity securities, could result in a violation of Rule 10b-5 promulgated under the Exchange Act ). For purposes of this Agreement, the value of the Marketable Securities on any “measurement date” (which shall be the date of initial receipt of Marketable Securities by the Investors or, if later, the date any contractual lockup, prohibition on transfer or similar restriction to which the proviso in the immediately preceding sentence applies expires) shall be equal to the average of the Trading Price of such Marketable Securities over each of the forty-five (45) consecutive Trading Days immediately preceding (and including) such measurement date; provided that the Administrator shall be entitled to make equitable adjustments to such valuation methodology in the event of an extraordinary transaction occurring during any such forty-five (45) Trading Day period ending on such measurement date.

(q)	“Option Holder” means the Optionee, his permitted transferee or, if as of the relevant time the Stock Option has passed to a Beneficiary, the Beneficiary.

(r)	“Performance Period” means the five (5) year period beginning on January 1, 2013 and ending on December 31, 2017.

(s)

“Solicitation” means, directly or indirectly, soliciting or hiring or assisting any other person or entity in soliciting or hiring any employee of the Company or any of its respective Affiliates to perform services for any entity (other than the Company or its respective Affiliates), or attempting to induce any such employee to leave the employ of the Company or its respective Affiliates, or interfering in any manner with any such employee’s relationship with the Company or its respective affiliates, or soliciting, hiring or engaging on behalf of himself or any other person anyone who was employed by the Company or its respective Affiliates during the six-month period preceding such hiring or engagement. Nothing herein shall preclude the Optionee or such other person or entity from using any public advertising of a nature not specifically directed to employees of the Company or its Affiliates to solicit or hire employees of the Company or its respective affiliates if such employees initiate contact with the Optionee further to such advertising without specific solicitation; provided that if the Optionee is a party to a written agreement containing a non-solicitation provision in favor of the Company or any subsidiary of the Company, “Solicitation” shall mean any action that would constitute a breach of such non-solicitation provision.

(t)	“Trading Day” means each business day during such calendar quarter in which the Trading Price of a share of stock that constitutes Marketable Securities is reported by the principal securities exchange.

(u)	“Trading Price” means, as of any Trading Day, the closing price on such day of a share of stock that constitutes Marketable Securities as reported on the principal securities exchange on which such share of stock that constitutes Marketable Securities is then listed or admitted to trade.

(v)	“Tranche 1 Option” means the portion of the Stock Option to purchase the number of shares of Stock set forth in Schedule A that is subject to time-based vesting in accordance with the terms of this Agreement, including Schedule A, and the Plan.

(w)	“Tranche 2 Option” means the portion of the Stock Option to purchase the number of shares of Stock set forth in Schedule A, that is subject to performance-based vesting in accordance with the terms of this Agreement, including Schedule A, and the Plan.

(x)	“Vesting Commencement Date” means September 28, 2012.

3. Vesting and Exercisability; Method of Exercise; Treatment of the Stock Option Upon Termination of Employment.

(a)	Generally. As used herein with respect to the Stock Option or any portion thereof, the term “vest” means to become exercisable and the term “vested” as applied to any outstanding Stock Option means that the Stock Option is then exercisable, subject in each case to the terms of the Plan. Notwithstanding anything in the Plan to the contrary, the Tranche 1 Option and the Tranche 2 Option will vest in accordance with the terms of Schedule A attached hereto.

(b)	Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests in accordance with the terms of

Schedule A attached hereto. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of the Plan and shall be in writing, signed by the Option Holder (subject to any restrictions provided under the Plan and the Management Stockholders’ Agreement). Each such written exercise election must be received by the Company at its principal office or by such other party as the Administrator may prescribe and be accompanied by payment in full as provided in the Plan. The exercise price may be paid (i) by cash or check acceptable to the Administrator, or (ii) by such other means, if any, as may be acceptable to the Administrator as provided in the Plan. In the event that the Stock Option is exercised by a person other than the Optionee, the Company will be under no obligation to deliver shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise the Stock Option and compliance with applicable securities laws and the terms of the Management Stockholders’ Agreement. The latest date on which the Stock Option or any portion thereof may be exercised will be the 10th anniversary of the Date of Grant (the “Final Exercise Date”) and if not exercised by such date the Stock Option or any remaining portion thereof will thereupon immediately terminate.

(c)	Treatment of the Stock Option Upon Termination of Employment. Except as set forth on Schedule A, if the Optionee’s Employment terminates, the Stock Option, to the extent not already vested (after giving effect to any acceleration of vesting to the extent provided on Schedule A hereto) will be immediately forfeited, and, notwithstanding anything in the Plan to the contrary, any vested portion of the Stock Option that is then outstanding will be treated as follows:

(i) Subject to clauses (ii), (iii) and (iv) below and Section 4 of this Agreement, the Stock Option, to the extent vested as of the termination of the Optionee’s Employment (which, for the avoidance of doubt, shall include the portion of any Stock Option that vests upon such termination in accordance with Schedule A attached hereto, if any), will remain exercisable until the earlier of (A) the 30th day following the date of such termination of Employment and (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 3(c)(i) will thereupon immediately terminate.

(ii) Subject to clause (iv) below and Section 4 of this Agreement, the Stock Option, to the extent vested as of the termination of the Optionee’s Employment due to death or Disability, will remain exercisable until the earlier of (A) the first anniversary of the Optionee’s death or termination of Employment due to Disability, as the case may be and (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 3(c)(ii) will thereupon immediately terminate.

(iii) Subject to clause (iv) below and Section 4 of this Agreement, the Stock Option, to the extent vested as of the termination of the Optionee’s Employment by the Company other than for Cause (which, for the avoidance of doubt, shall include the portion of any Stock Option that vests upon such termination in accordance with Schedule A attached hereto, if any), will remain exercisable until the earlier of (A) the 90th day following the termination of the Optionee’s Employment by the Company other than for Cause and (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 3(c)(iii) will thereupon immediately terminate.

(iv) If the Optionee’s Employment is terminated by the Company and its subsidiaries in connection with an act or failure to act constituting Cause (as determined by the Administrator in accordance with the terms of the Plan), or if the Optionee voluntarily terminates his or her Employment and, at the time of such termination, there exist (as determined by the Administrator in accordance with the terms of the Plan) circumstances that would have entitled the Company and its subsidiaries to terminate the Optionee’s Employment for Cause, the Stock Option (whether or not vested) will immediately terminate and be forfeited upon such termination.

4. Competing Activity; Cause.

The Administrator may cancel, rescind, terminate, withhold or otherwise limit or restrict the Stock Option at any time if the Optionee is not in compliance with all applicable provisions of this Agreement and the Plan, or if the Optionee breaches any agreement with the Company or its subsidiaries with respect to non-competition or non-solicitation or materially breaches any agreement with the Company or its subsidiaries with respect to confidentiality, or, if no such agreement exists, the Optionee engages in Competitive Activity or Solicitation during the term of the Optionee’s Employment or during the 18-month period following cessation of the Optionee’s Employment or engages in any material unauthorized disclosure of Confidential Information during the term of the Optionee’s Employment or thereafter, in each case, regardless of the reason for such cessation. Notwithstanding the foregoing, if the Optionee is subject to a non-competition, non-solicitation or confidentiality agreement with the Company or its subsidiaries, the determination as to whether the Optionee has breached any obligation contained in such agreement shall be made in accordance with the terms of such agreement.

5. Share Restrictions, Etc. Not later than upon the execution of this Agreement and effective as of the date hereof, the Optionee has executed and become a party to the Management Stockholders’ Agreement. The Optionee’s rights hereunder (including with respect to shares of Stock received upon exercise) are subject to the additional restrictions and other provisions contained in the Management Stockholders’ Agreement.

6. Legends, Etc. Shares issued upon exercise of the Stock Option or otherwise delivered in satisfaction of the Stock Option will bear such legends as may be required or provided for under the terms of the Management Stockholders’ Agreement.

7. Transfer of Stock Option. The Stock Option may not be transferred except to a Permitted Transferee (as defined in the Management Stockholders’ Agreement) in accordance with the Management Stockholders’ Agreement. Following such a permitted transfer, the provisions of this Agreement providing for the exercise of this Stock Option by the Optionee shall be deemed to permit exercises by a Permitted Transferee to whom all or a part of this Stock Option has been permissibly transferred but all other provisions of the Plan and this Agreement shall continue to apply as if such transfer had not occurred.

8. Withholding. The exercise of the Stock Option will give rise to “wages” subject to withholding. The Optionee expressly acknowledges and agrees that the Optionee’s rights hereunder, including the right to be issued shares upon exercise, are subject to the Optionee promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. No shares will be transferred pursuant to the exercise of this Stock Option unless and until the person exercising this Stock Option has remitted to the Company an amount in cash sufficient to satisfy all U.S. federal, state, local and non-U.S. requirements with respect to tax withholdings then due and has committed (and by exercising the Stock Option the Optionee shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such shares, or has made other arrangements satisfactory to the Administrator with respect to such taxes; provided that, if the Administrator so permits, the Optionee may satisfy such withholding requirements by having the Company hold back shares otherwise issuable upon the exercise of the Stock Option with a fair market value equal to the applicable statutory minimum tax withholding requirements. The Optionee authorizes the Company and its subsidiaries to withhold such amounts due hereunder from any payments otherwise owed to the Optionee, but nothing in this sentence shall be construed as relieving the Optionee of any liability for satisfying his or her obligation under the preceding provisions of this Section 8.

9. Effect on Employment. Neither the grant of the Stock Option, nor the issuance of shares upon exercise of the Stock Option, will give the Optionee any right to be retained as an employee of, or other service provider to, the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

10. Governing Law/Disputes. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the

State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The parties agree that any disputes related to this Agreement shall be resolved in the state or federal courts of Delaware, to whose exclusive jurisdiction the Optionee expressly consents.

By acceptance of the Stock Option, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Management Stockholders’ Agreement and to be subject to the terms of the Plan. The Optionee further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Optionee.

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Executed as of the [    ] day of [                    ], 2012.

Company:	SKY GROWTH HOLDINGS CORPORATION

By:
Name: Ronald Cami
Title: Vice President and Secretary

Optionee:
Name:

[Signature Page to Non-Statutory Stock Option Agreement]

Schedule A

Vesting Schedule

The number of Shares subject to the Tranche 1 Option is [                    ], and the number of Shares subject to the Tranche 2 Option is [                    ].

All initially capitalized terms used in this Schedule A, unless separately defined herein, have the meanings set forth in the Agreement.

Tranche 1 Option

The Tranche 1 Option, unless earlier terminated or forfeited, shall become vested as to 20% of the total number of Shares subject to the Tranche 1 Option on each of the first, second, third, fourth and fifth anniversaries of the Vesting Commencement Date. Notwithstanding the foregoing, Shares subject to the Tranche 1 Option shall not vest on any vesting date unless the Optionee has remained in continuous Employment from the Date of Grant until such vesting date.

In the event of termination of the Optionee’s Employment by the Company without Cause or termination of the Optionee’s Employment by the Optionee for Good Reason (as defined below), in either case, occurring within the two-year period following a Change of Control, either (x) to the extent outstanding immediately prior to such termination of Employment, the Tranche 1 Option shall be treated for all purposes of this Agreement as having vested in full immediately prior to such termination of Employment, or (y) to the extent that the Tranche 1 Option shall have been terminated or exchanged for other current or deferred cash or property in connection with the Change of Control in accordance with Section 7 of the Plan, such current or deferred cash or property shall be treated as having vested in full, fully exercisable and no longer subject to any risk of forfeiture or repayment, as applicable, immediately prior to such termination of Employment. The exercise periods set forth in Section 3(c)(iii) of the Agreement shall apply following such termination of Employment.

For purposes of this Agreement, “Good Reason” means any of the following events or conditions occurring without the Optionee’s express written consent, provided that the Optionee shall have given notice of such event or condition within a period not to exceed ninety (90) days of the initial existence of such event or condition and the Company shall not have remedied such event or condition within thirty (30) days after receipt of such notice: (i) a materially adverse alteration in the nature or status of the Optionee’s responsibilities or the conditions of employment; (ii) a material reduction in the Optionee’s annual base salary or any target bonus, other than an across-the-board reduction that applies to the Optionee and similarly-situated employees; (iii) a change of fifty (50) miles or more in the Optionee’s principal place of employment, except for required travel on business to an extent substantially consistent with the Optionee’s business travel obligations; or (iv) the Company’s material breach of any material written agreement between the Optionee and the Company. Notwithstanding the foregoing, if an Optionee is party to an employment, severance-benefit, change in control or similar agreement with the Company or any subsidiary of the Company that contains a definition of “Good Reason” (or a correlative term), such definition will apply in lieu of the definition set forth in the preceding sentence during the term of such agreement.

The exercise schedule for the Tranche 1 Option shall, subject to the provisions of the Plan and Award Agreement relating to exercise, be cumulative, such that to the extent the Tranche 1 Option has not already been exercised and has not expired or been terminated or cancelled, the Optionee (or his permitted transferee) may at any time and from time to time exercise all or any portion of the Tranche 1 Option that has vested.

Tranche 2 Option

Unless earlier terminated or forfeited, the Tranche 2 Option will vest, if at all, in accordance with the following provisions:

With respect to each of the fiscal years ending within the Performance Period, 20% of the Tranche 2 Option will vest on each of the first, second, third, fourth and fifth anniversaries of the Vesting Commencement Date (each, a “Vesting Date”) if the Annual EBITDA Target with respect to the applicable fiscal year is achieved by the Annual EBITDA meeting or exceeding the applicable Annual EBITDA Target below for such fiscal year, as follows:

Fiscal Year	Annual EBITDA Target
2013	$308,000
2014	$374,000
2015	$426,000
2016	$450,000
2017	$486,000

provided that any portion of the Tranche 2 Option that does not vest on any of the applicable Vesting Dates based on the achievement of the Annual EBITDA Target for the particular completed fiscal year as provided for above shall vest on the next succeeding Vesting Date (or the sixth anniversary of the Vesting Commencement Date, in the case of the Vesting Date in 2017) if the applicable two-year Cumulative EBITDA Target is achieved by the Cumulative EBITDA meeting or exceeding the applicable Cumulative EBITDA Target below for such fiscal years with respect to the applicable fiscal year and the immediately preceding completed fiscal year as follows:

Fiscal Years	Cumulative EBITDA Target
2013 and 2014	$682,000
2014 and 2015	$800,000
2015 and 2016	$876,000
2016 and 2017	$936,000

The Company shall determine whether any Annual EBITDA Target or Cumulative EBITDA Target with respect to a fiscal year or fiscal years, as applicable, has been satisfied based on the Company’s audited financial statements for such fiscal year or years, as applicable (with respect to each fiscal year, the date of such determination, the “Calculation Date”). If the Optionee’s Employment terminates after a Vesting Date but before the Calculation Date with respect to the fiscal year (or years, in the case of the Cumulative EBITDA Target), the exercise period set forth in Section 3(c) of the Agreement applicable to such termination of Employment shall not commence until the Calculation Date.

For the avoidance of doubt, any portion of the Tranche 2 Option that does not vest based on the achievement of either the Annual EBITDA Target or the two-year Cumulative EBITDA Target set forth above shall no longer be eligible to vest based on any future achievement of any Annual EBITDA Target or Cumulative EBITDA Target, but shall remain eligible to vest upon the achievement of the MoM performance goals as provided in the following paragraphs.

The Board and the Company acknowledge that the above EBITDA Targets will be challenging for the Company to achieve; that the Company’s past performance has relied in large part upon the Company’s ability to pursue, enter into and execute on profitable business development opportunities, meaning the acquisition, by purchase or license, of the rights to development and/or commercial products for development, regulatory approval, manufacture, distribution and/or sale by the Company and similar activities (“Business Development Opportunities”); and that, in order for the Company to achieve the above EBITDA Targets, the Company must be able to continue to pursue and execute upon Business Development Opportunities. Accordingly, the Company’s plan to achieve the above EBITDA Targets envisions extensive investment in Business Development Opportunities of $40 million annually, and both the Company and the Board desire and expect even greater investment in rewarding Business Development Opportunities. The Board and the Company acknowledge that the Company’s investment in Business Development Opportunities over certain threshold amounts (currently $10 million per opportunity and $40 million annual aggregate) require Board approval.

Subject to the foregoing, the Board may, in its good faith discretion and subject to prior consultation with the Chief Executive Officer and President of the Company, adjust any Annual EBITDA Target(s) and/or Cumulative EBITDA Target(s) in the event that the Company or any of its subsidiaries enters into:

(a)	an agreement for the acquisition of a company or division of a company or for the disposition of a division or material product(s) of the Company, in either case requiring Board approval; or

(b)	any Business Development Opportunity requiring Board approval that (i) exceeds the $40 million annual threshold and (ii) is not projected by the Company and the Board to return the invested capital within five years of investment.

In the case of a proposed investment meeting the criteria of clause (b) above, the Board and the Company acknowledge that it is unlikely that the Board would approve such an investment unless the Board foresees some other projected longer term value, and therefore, that an increase to the EBITDA Target would not likely be warranted. Any Business Development Opportunity that does not meet the criteria of clause (a) or clause (b) above will not occasion any adjustment to the EBITDA Target(s); provided, however that, notwithstanding the foregoing:

1)	The Board may in its good faith discretion, subject to prior consultation with the Chief Executive Officer and President of the Company, and only upon a unanimous decision of the entire Board (and subject to the consent of the Chief Executive Officer of the Company, if not then a voting member of the Board), adjust any Annual EBITDA Target or Cumulative EBITDA Target in the event that the Company or any of its subsidiaries enters into any Business Development Opportunity requiring Board approval that (i) exceeds the $40 million annual threshold and (ii) is projected by the Company and the Board to return the invested capital within five years of investment.

2)	The Board and the Company further acknowledge that future settlements of “Paragraph IV” litigations can influence the timing of expected revenues and related expense under the Company’s plan that may affect the Company’s ability to achieve an Annual EBITDA Target(s) and/or Cumulative EBITDA Target(s). Accordingly, the Board will consider in good faith adjustments proposed by the Chief Executive Officer and President of the Company and in its sole discretion but subject to mutual agreement of the Board and such officers will adjust any Annual EBITDA Target(s) and/or Cumulative EBITDA Target(s) based on such litigation settlement.

MoM Vesting

In any event (except as described in the paragraph below), the first 50% of the Tranche 2 Option will vest, to the extent not previously vested in accordance with the vesting criteria set forth above (whether due to the failure of any Annual EBITDA Target or Cumulative EBITDA Target to be met or due to the fact that any Vesting Date has not yet occurred), upon receipt by the Investors of Cash Proceeds equal to 2.5 times the Investors Equity Investment and the balance (i.e., the remaining 50%) of the Tranche 2 Option will vest, to the extent not previously vested in accordance with the vesting schedule set forth above (whether due to the failure of any Annual EBITDA Target or Cumulative EBITDA Target to be met or due to the fact that any Vesting Date has not yet occurred), upon receipt by the Investors of Cash Proceeds equal to three times the Investors Equity Investment.

For the avoidance of doubt, any portion of the Tranche 2 Option that fails to vest as a result of the Optionee’s termination of Employment prior to the applicable performance period or fiscal year end shall be forfeited and shall not be eligible to vest under any provision of this Schedule A or otherwise regardless of whether any Annual EBITDA Target or two-year Cumulative EBITDA Target has been met.

The exercise schedule for the Tranche 2 Option shall, subject to the provisions of the Plan and Award Agreement relating to exercise, be cumulative, such that to the extent the Tranche 2 Option has not already been exercised and has not expired or been terminated or cancelled, the Optionee (or his permitted transferee) may at any time and from time to time exercise all or any portion of the Tranche 2 Option that has vested.